                                                                     Exhibit 12

                                 SOUTH CAROLINA ELECTRIC & GAS COMPANY
                   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                      AND PREFERRED STOCK DIVIDENDS
                          For Each of the Five Years Ended December 31, 1996
                                           (Thousands of Dollars)



                                                                     Year Ended December 31,

                                                     1996        1995        1994        1993         1992
Fixed Charges and Preferred Stock Dividends:
  Interest on long-term debt..................     $ 94,834    $ 96,138    $ 85,368   $  77,975    $  79,452
  Amortization of debt premium, discount and
   expense (net)..............................        2,315       2,223       1,993       1,435          765
  Interest on debt to affiliate...............         -            114         279          29           16
  Other interest expense......................        7,367       9,210       4,910       5,783        6,761
  Interest component of rentals...............        2,255       2,771       2,692       2,823          923
  Preferred stock dividends...................        5,433       5,687       5,955       6,217        6,474

      Total Fixed Charges and Preferred
       Stock Dividends (A)....................     $112,204    $116,143    $101,197    $ 94,262     $ 94,391
Earnings, as defined:
  Income......................................     $190,482    $169,185    $152,043    $145,968     $102,163
  Income taxes................................      108,176      97,249      82,716      80,738       50,158
  Total fixed charges.........................      106,771     110,456      95,242      88,045       87,917

      Total Earnings (B)......................     $405,429    $376,890    $330,001    $314,751     $240,238

Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends (B/A)..        3.61        3.25        3.26        3.34         2.55





43